As filed with the Securities and Exchange Commission on December 20, 2005

Registration No. 333-120544

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Icoria, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-2047837
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

108 T.W. Alexander Drive Research Triangle Park, North Carolina	27709
(Address of Principal Executive Offices)	(Zip Code)

Icoria, Inc. 2003 Employee, Director and Consultant Stock Plan, as Restated

(Full Title of the Plan)

J. Barry Buzogany, Esquire

Chief Operating Officer and Secretary

Icoria, Inc.

108 T.W. Alexander Drive

Research Triangle Park, North Carolina 27709

(919) 425-3000

(Name and Address of Agent For Service)

(919) 425-3000

(Telephone Number, Including Area Code, of Agent For Service)

with a copy to:

Neil Aronson

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

DEREGISTRATION OF UNSOLD SECURITIES

The Registration Statement on Form S-8 (File No. 333-120544) (the “Registration Statement”) of Icoria, Inc., a Delaware corporation (the “Company”), pertaining to the registration of 2,000,000 shares of the Company’s common stock, $.01 par value per share (“Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission and became effective on November 16, 2004.

Clinical Data, Inc., a Delaware corporation (“Clinical Data”), Irides Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Clinical Data (“Transitional Subsidiary”), and the Company entered into an Agreement and Plan of Merger dated as of September 19, 2005 (the “Merger Agreement”), pursuant to which, among other things, Transitional Subsidiary would be merged with and into the Company, the Company would become a wholly-owned subsidiary of Clinical Data, all outstanding shares of the Company’s Common Stock will be automatically canceled and will cease to exist, and will automatically be converted into the right to receive 0.01552 of a share of Clinical Data common stock (the “Merger”).

On December 20, 2005, the Company held a special meeting of stockholders at which the Company’s stockholders approved and adopted the Merger Agreement and the transactions contemplated thereby and approved the Merger. The Merger became effective upon filing of a Certificate of Merger with the Secretary of State of the State of Delaware on December 20, 2005 (the “Effective Time”).

As a result of the Merger, the Company has terminated all offerings of the Company’s Common Stock pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration all shares of the Company’s Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham and State of North Carolina, on this 20th day of December 2005.

ICORIA, INC.

By:	/s/ J. Barry Buzogany, Esquire
J. Barry Buzogany, Esquire Chief Operating Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated and on the 20th day of December 2005.

Signature	Title

Chief Operating Officer and Secretary
/s/ J. Barry Buzogany, Esquire J. Barry Buzogany, Esquire	(Principal Executive Officer)

Vice President, Finance
/s/ Brett Farabaugh Brett Farabaugh	(Principal Accounting and Financial Officer)